UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Funding Agreement

On December 23, 2009, Nortel Networks Corporation (NNC) announced that it, its principal Canadian operating subsidiary Nortel Networks Limited (NNL), its indirect U.S. subsidiary Nortel Networks Inc. (NNI), and certain of its other Canadian and U.S. subsidiaries (together, Nortel) that filed for creditor protection in Canada (Canadian Debtors) or the U.S. (U.S. Debtors) on January 14, 2009 (Filing Date), have entered into a Final Canadian Funding and Settlement Agreement, dated December 23, 2009 (Agreement). The parties to the Agreement are the Canadian Debtors, Ernst & Young Inc., in its capacity as the court-appointed monitor (Monitor), and the U.S. Debtors. Nortel Networks (CALA) Inc., a U.S. subsidiary of NNI that also filed for creditor protection in the U.S., is not a party to the Agreement. Prior to the Filing Date, certain members of Nortel made quarterly payments (Transfer Pricing Payments) to other Nortel entities pursuant to a transfer pricing methodology (Transfer Pricing) provided for in a Master Research and Development Agreement, dated as of December 22, 2004, as amended and/or supplemented (MRDA) and certain distribution agreements. The Agreement provides, among other things, for the full and final settlement of certain intercompany claims, including in respect of amounts determined to be owed by NNL to NNI under Nortel’s Transfer Pricing agreements for the years 2001 through 2005. As part of the settlement, NNL has agreed to the establishment of a pre-filing claim in favor of NNI in the Canadian creditor protection proceedings in the net amount of US$2.0627 billion (NNI Claim), which claim will not be subject to any offset. The Canadian Debtors have also agreed to waive any claims against the U.S. Debtors relating to the period prior to the filings for creditor protection and to obtain a final court order approving and allowing the NNI Claim in the Canadian creditor protection proceedings. The Canadian Debtors’ waiver of their pre-filing claims against the U.S. Debtors, however, will automatically terminate should NNI assert certain additional claims against the Canadian Debtors. The NNI Claim includes the settlement of certain claims for amounts owing under a Revolving Loan Agreement, dated as of March 21, 2008 (Revolving Loan Agreement), between NNI and NNL. The parties have agreed that US$62.7 million of the NNI Claim shall be a secured claim and have the benefit of the court-ordered charge in the Canadian creditor protection proceedings against the assets of the Canadian Debtors applicable to amounts owing under the Revolving Loan Agreement.

The Agreement also provides that NNI will pay to NNL US$190.8 million (Settlement Payment) over the course of 2010, which amount includes the contribution of the U.S. Debtors towards certain costs to be incurred by NNL on their behalf during, or with respect to, the period from October 1, 2009 through the conclusion of the creditor protection proceedings (Settlement Period). The parties will adjust a portion of this amount subject to good faith negotiations to reflect changes in scheduled closing dates of certain sale transactions, adjustments in estimated insurance costs and in public company compliance costs. The Settlement Payment is intended to constitute a full and final settlement of claims for corporate overhead, research and development costs or other alleged payment or cost reimbursement obligations under the MRDA or otherwise incurred by the Canadian Debtors for the benefit of the U.S. Debtors, which have been or could be asserted during or with respect to the Settlement Period. The Agreement also provides for the allocation of certain other estimated costs anticipated to be incurred during the duration of the creditor protection proceedings by the parties. In particular, NNL and NNI have agreed that certain costs incurred by the Canadian Debtors or the U.S. Debtors in connection with the divestiture of certain of Nortel’s businesses will be treated as transaction costs and recovered from the relevant sale proceeds.

The Canadian Debtors and the U.S. Debtors have also agreed to work with the Monitor and certain creditor representatives to develop and timely seek approval from each of the Canadian and U.S. courts of a cross-border claims protocol and claims resolution procedures for the resolution of claims filed in both the Canadian creditor protection proceedings and U.S. creditor protection proceedings. Until such time as a cross-border claims protocol and procedures are approved, the Canadian Debtors and the U.S. Debtors have agreed, among other things, to not seek court approval to accept, reject or otherwise compromise overlapping cross-border claims.

The Agreement is subject to a number of conditions, including: court approvals in the U.S. and Canada and that NNL and NNI enter into advance pricing agreements (APAs) with the Canadian or U.S. tax authorities, as applicable, to resolve certain Transfer Pricing issues, on a retrospective basis, for the taxable years 2001 through 2005. The APAs will require a tax readjustment for the years in question by way of an increase in NNI’s taxable income and a decrease in NNL’s taxable income by an amount jointly determined by the tax authorities to be the overpayment by NNI to NNL of Transfer Pricing Payments for those years. It is also a condition to the Agreement that NNL and NNI will amend the Amended and Restated Revolving Loan Agreement dated March 27, 2009 among NNL, NNI and certain other Canadian subsidiaries of NNL to extend the term of the outstanding loan from NNI to NNL from December 31, 2009 to March 31, 2010 and, upon receipt of court approvals in the U.S. and Canada, to further extend the term to December 31, 2010. Such amendment was executed on December 23, 2009.

In addition, in consideration for a settlement payment of US$37.5 million to be paid by NNI to the United States Internal Revenue Service (IRS), the IRS has agreed to release all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008. As a result of this settlement, the IRS has agreed to withdraw its proofs of claim filed against NNI in the U.S. creditor protection proceedings in the amount of approximately US$3 billion relating to Transfer Pricing issues. This settlement, which is also subject to U.S. court approval, is a condition of the Agreement.

Divestiture of Carrier VoIP and Application Solutions Business

On December 23, 2009, Nortel Networks Corporation (NNC) announced that it, its principal operating subsidiary Nortel Networks Limited (NNL) and certain of its other subsidiaries, including Nortel Networks Inc. (NNI) and Nortel Networks UK Limited (in administration) (NNUK) (together, Nortel) have entered into a “stalking horse” asset sale agreement with GENBAND, Inc. (GENBAND) for the sale of substantially all of the assets of its North America, Caribbean and Latin America (CALA) and Asia Carrier VoIP and Application Solutions (CVAS) business, and an asset sale agreement with GENBAND for the sale of substantially all of the assets of the Europe, Middle East and Africa (EMEA) portion of its CVAS business for a purchase price of $282 million, subject to balance sheet and other downward adjustments currently estimated at approximately $100 million.

These agreements include the planned sale of substantially all assets of the CVAS business globally including softswitching, gateways and SIP applications. These agreements also include all patents and intellectual property that are predominantly used in the CVAS business.

In early January, Nortel expects to seek U.S. and Canadian court approvals for bidding procedures, including a bid deadline and tentative auction date.

Nortel and GENBAND have made customary representations, warranties and covenants in the Agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the Agreements and closing of the transaction. At closing, Nortel and GENBAND will enter into a transition services agreement pursuant to which Nortel will agree to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in the EMEA region) after closing of the transaction.

The Agreements also contain customary termination rights for Nortel and GENBAND. If the Agreements are terminated in certain circumstances and Nortel enters into an alternative transaction for the sale of its Carrier VoIP and Application Solutions business which is consummated within 12 months following such termination, Nortel will owe GENBAND a break-up fee of $5 million, plus reimbursement for reasonable and documented fees, costs and expenses incurred by GENBAND in an amount not to exceed $5 million. GENBAND is also entitled to the same break-up fee and expense reimbursement if the Agreements are terminated by GENBAND because of certain breaches of the Agreements by Nortel.

Nortel will file the stalking horse asset sale agreement with the United States Bankruptcy Court for the District of Delaware along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. A similar motion for the approval of the bidding procedures will be filed with the Ontario Superior Court of Justice. Following completion of the bidding process, final approval of the U.S. and Canadian courts will be required.

In relation to the EMEA entities to which they are appointed, the UK Joint Administrators have the authority, without further court approval, to enter into the EMEA Agreement on behalf of those relevant

Nortel entities. In some EMEA jurisdictions, this transaction is subject to information and consultation with employee representatives and/or employees.

In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals, including governmental approvals in Canada and the United States and the approval of the court in Israel. The Agreements are also subject to purchase price adjustments under certain circumstances.

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 18, 2009, NNC announced that it, NNL, and certain of its other subsidiaries including NNI and NNUK, have completed the sale of substantially all of the assets of Nortel’s global Enterprise Solutions business as well as the shares of Nortel Government Solutions Incorporated and DiamondWare, Ltd. to Avaya Inc. (Avaya) for a purchase price of $900 million. The sale of certain Enterprise Solutions assets held by Israeli subsidiaries remains subject to court approval in Israel and Nortel will continue to work diligently to obtain such approval. All other closing conditions have been satisfied. Under the terms of the sale, Nortel will provide certain transitional services to Avaya.

Item 8.01	Other Events

On December 18, 2009, NNC announced that it, NNL and its other Canadian subsidiaries that filed for creditor protection under the Companies’ Creditors Arrangement Act have obtained an order from the Ontario Superior Court of Justice (“Canadian Court”) further extending, to January 29, 2010, the stay of proceedings that was previously granted by the Canadian Court. The purpose of the stay of proceedings is to provide stability to the Nortel companies to finalize funding arrangements and continue with their divestiture and other restructuring efforts.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Asset and Share Sale Agreement by and among Nortel Networks Corporation (NNC), Nortel Networks Limited and certain other subsidiaries of NNC, including Nortel Networks Inc., as Sellers, and Avaya Inc., as the Purchaser, dated as of July 20, 2009 incorporated by reference to Exhibit 10.2 to NNC’s quarterly report on Form 10-Q for the period ended September 30, 2009.

99.2	Amended and Restated Asset and Share Sale Agreement by and among Nortel Networks Corporation, Nortel Networks Limited and certain other subsidiaries of NNC, including Nortel Networks Inc., as Sellers, and Avaya Inc., as the Purchaser, dated as of September 14, 2009 incorporated by reference to Exhibit 10.4 to NNC’s quarterly report on Form 10-Q for the period ended September 30, 2009.

99.3	Amendment No. 1 by and among Nortel Networks Corporation, Nortel Networks Limited and certain other subsidiaries of NNC, including Nortel Networks Inc., as Sellers and Avaya Inc., as the Purchaser, dated as of December 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: December 23, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Asset and Share Sale Agreement by and among Nortel Networks Corporation (NNC), Nortel Networks Limited and certain other subsidiaries of NNC, including Nortel Networks Inc., as Sellers, and Avaya Inc., as the Purchaser, dated as of July 20, 2009 incorporated by reference to Exhibit 10.2 to NNC’s quarterly report on Form 10-Q for the period ended September 30, 2009.

99.2	Amended and Restated Asset and Share Sale Agreement by and among Nortel Networks Corporation, Nortel Networks Limited and certain other subsidiaries of NNC, including Nortel Networks Inc., as Sellers, and Avaya Inc., as the Purchaser, dated as of September 14, 2009 incorporated by reference to Exhibit 10.4 to NNC’s quarterly report on Form 10-Q for the period ended September 30, 2009.

99.3	Amendment No. 1 by and among Nortel Networks Corporation, Nortel Networks Limited and certain other subsidiaries of NNC, including Nortel Networks Inc., as Sellers and Avaya Inc., as the Purchaser, dated as of December 18, 2009.